EXHIBIT 3.1

Text of Amendment to Restated Articles of Incorporation, as amended

                                    The following is the amended and restated first sentence of Article V of the Restated Articles of Incorporation, as amended.

The total number of shares of capital stock of the Corporation shall be 54,000,000, which shall consist of (a) 50,000,000 shares of common stock of the par value of $1.00 per share (“Common Stock”), and (b) 4,000,000 shares of Preferred Stock of the par value of $1.00 per share (“Preferred Stock”), of which Preferred Stock (i) 30,000 shares shall be designated as “Series A Convertible Preferred Stock” having the powers, preferences and rights heretofore designated as part of these Restated Articles of Incorporation, (ii) 134,000 shares shall be designated as “Series B Preferred Stock” having the powers, preferences and rights heretofore designated as part of these Restated Articles of Incorporation , (iii) 100,000 shares shall be designated as “Series C Preferred Stock” having the powers, preferences and rights heretofore designated as part of these Restated Articles of Incorporation, and (iv) 100,000 shares shall be designated as “Series D Preferred Stock” having the powers, preferences and rights set forth in the Statement of Relative Rights and Preferences of the Series D Preferred Stock attached hereto as Exhibit A and made a part of the Corporation’s Restated Articles of Incorporation.